UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 2, 2020

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania		18015-1360
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000001 par value per share	OSUR	The NASDAQ Stock Market LLC

Indicate by a check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 – Entry into a Material Definitive Agreement.

On June 2, 2020, OraSure Technologies, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Evercore Group L.L.C., as representatives for the underwriters named therein, relating to an underwritten public offering of 8,000,000 shares of its common stock, $.000001 par value per share, at a price to the public of $11.00 per share (the “Offering Price”). Under the terms of the Underwriting Agreement, the Company has also granted the underwriters a 30-day option to purchase up to an additional 1,200,000 of shares of common stock at the Offering Price. On June 3, 2020, the underwriters informed the Company that they will be exercising their option to purchase additional shares in full. The Company expects to receive approximately $94.9 million in net proceeds from the offering after deducting underwriting discounts and commissions and other offering expenses payable by the Company, reflecting the full exercise by the underwriters of their option to purchase additional shares. J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Evercore Group L.L.C. are acting as joint book-running managers and as representatives of the underwriters. UBS Securities LLC and Raymond James & Associates, Inc. are acting as co-managers. The shares are expected to be delivered to the underwriters on or about June 5, 2020, subject to the satisfaction of customary closing conditions.

The offering is being made pursuant to the Company’s effective registration statement on Form S-3 (Registration Statement No. 333-228877) previously filed with the Securities and Exchange Commission and a preliminary and final prospectus supplement thereunder. A copy of the Underwriting Agreement executed in connection with the offering is filed herewith as Exhibit 1.1 and is incorporated herein by reference. The Underwriting Agreement contains representations, warranties and covenants of the Company that are customary for transactions of this type and customary conditions to closing. Additionally, the Company has agreed to provide the underwriters with customary indemnification rights under the Underwriting Agreement. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such Exhibit. The opinion of the Company’s counsel regarding the validity of the shares issued in this offering is filed herewith as Exhibit 5.1.

Item 8.01 – Other Events.

On June 2, 2020, the Company issued a press release announcing the pricing of the public offering. A copy of the press release is furnished as Exhibit 99.1 to this report. On June 3, 2020, the Company issued a press release announcing the exercise of the option to purchase additional shares. A copy of the press release is furnished as Exhibit 99.2 to this report.

This Current Report on Form 8–K shall not constitute an offer to sell or a solicitation of an offer to buy shares of common stock or any other securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1

Underwriting Agreement among the Company and J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Evercore Group L.L.C., as representatives of the underwriters named therein, dated as of June 2, 2020.

5.1	Opinion of Dechert LLP.

23.1	Consent of Dechert LLP (contained in its opinion filed as Exhibit 5.1).

99.1	Press Release dated June 2, 2020.

99.2	Press Release dated June 3, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OraSure Technologies, Inc.

Date: June 4, 2020	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel and Chief Compliance Officer